                                                                      Exhibit 99

PEPSIAMERICAS REPORTS FOURTH QUARTER AND YEAR-END 2000 RESULTS; EBITDA IMPROVEMENT OF 19 PERCENT IN 2000.

     MINNEAPOLIS, Feb. 1 -- PepsiAmericas, Inc. (NYSE: PAS) today reported results for the fourth quarter and full year 2000. Earnings per share from continuing operations, before special charges, were $0.10 for the fourth quarter and $0.61 for the full year 2000, compared with earnings per share of $0.10 and $0.59 for the fourth quarter and full year 1999, respectively.

     On November 30, 2000, the company successfully completed its previously announced merger with the former PepsiAmericas and subsequently assumed the name PepsiAmericas for the combined companies. In connection with this transaction, the company recorded a fourth quarter special charge of $21.7 million ($13.2 million after taxes or $0.09 for the quarter) for costs related to the integration of the two companies and closing of a production facility. The merger transaction is accounted for as a purchase and accordingly the results of operations of the former PepsiAmericas are included in the company's consolidated results from December 1, 2000.

  - Excluding special charges and credits, reported EBITDA grew 11 percent in the fourth quarter to $95.9 million and increased 19 percent for the year to $413.2 million.

  - The former PepsiAmericas contributed sales of $49.1 million, operating income of $3.2 million and EBITDA of $6.0 million to the company's consolidated results from time of acquisition.

  - On a pro forma basis (assuming all acquisitions and divestitures occurred effective the start of 1999) the combined companies had continuing earnings per share of $0.09 in the fourth quarter (flat to fourth quarter 1999) and $0.54 in 2000, up 25.6 percent from $0.43 in 1999. Pro forma EBITDA was $104.4 million in the fourth quarter, up 7.2 percent, and $467.2 million for 2000, up 9.6 percent.

  - On a constant territory basis, worldwide physical case volume was essentially flat, in the fourth quarter and for the full year 2000.

     "The Whitman territories and the PepsiAmericas territories are complementary to one anther. We look to the PepsiAmericas territories to be a source of strategic growth and to enhance the high profit Whitman territories," said Robert C. Pohlad, chief executive officer of PepsiAmericas. "As the second largest Pepsi anchor bottler, we have put together a strong management team and will continue to maximize shareholder value."

     Constant territory consolidated net sales were up 0.9 percent for the quarter and 2.8 percent for 2000. Constant territory comparisons assume all acquisitions and divestitures had been completed at the beginning of 1999.

     In domestic markets, constant territory physical case volume was down
1.9 percent for the quarter and down 2.5 percent for 2000. In Central Europe, constant territory physical case volume was up 7.2 percent for the quarter and 8.6 percent for 2000, and in the Caribbean, constant territory physical case volume was up 4.2 percent in the quarter and 8.1 percent for 2000.

     For the quarter, pricing (defined as average net sales per physical case in terms of U.S. dollars) in domestic markets was up 1.9 percent in the quarter and 4.8 percent for the full year. Strong increases in pricing in the first nine months began to slow in the fourth quarter as the company lapped price increases taken in the fourth quarter of 1999, and as competitors implemented aggressive pricing promotions. International pricing was down 2.7 percent in the quarter and down 4.6 percent for 2000, which is a result of unfavorable currency translations.

     "I am optimistic about our performance in 2001," added Mr. Pohlad. "For 2001, compared to pro forma 2000, we expect to achieve three percent volume growth, an eight to 10 percent increase in EBITDA and earnings per share growth in the 18 to 22 percent range."

     PepsiAmericas is the number two-anchor bottler in the Pepsi system, with operations in 18 states as well as Puerto Rico, Jamaica, Bahamas, Trinidad, Poland, Hungary, Czech Republic and Republic of Slovakia. In total, the company serves a population of more than 115 million people. PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, Dr. Pepper and Seven-Up brands. PepsiCo, Inc. (NYSE: PEP) holds a 36.8 percent equity interest in PepsiAmericas.

     PepsiAmericas will hold an earnings conference call at 10:00 AM (EST) on February 1, 2001. To listen live to this discussion with financial analysts, please dial 877-326-9974 within the US and 303-262-2211 from outside the US. The reservation number is 804457. A playback of the discussion will be available for seven days after the call at 800-405-2236 within the US and 303-590-3000 from outside the US. Again, the reservation number is 804457. The conference will also be simulcast on the web at http://www.pepsiamericas. com, or http://www.whitmancorp.com.

     This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management's expectation and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Accordingly, any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the Securities and Exchange Commission reports, including the annual report and Form 10K for Whitman Corporation and PepsiAmericas, Inc. for the years ended January 1, 2000 and December 31, 1999, respectively.

                             PEPSIAMERICAS, INC.
                      CONDENSED STATEMENTS OF INCOME (LOSS)
                 FOR THE FOURTH QUARTER AND FULL FISCAL YEAR OF 2000
                     COMPARED WITH THE SAME PERIODS OF FISCAL 1999
                   (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

                                   Fourth Quarter (Note 1)      Fiscal Year (Note 1)
                                   ------------------------     --------------------
                                     2000          1999            2000      1999
                                   ------         ------         --------   --------
Sales                              $640.9         $582.2         $2,527.6   $2,138.2
Cost of goods sold                  384.8          338.9          1,494.2    1,248.7
  Gross profit                      256.1          243.3          1,033.4      889.5
Selling, delivery and
  administrative expenses           195.6          188.2            747.7      650.8
Amortization expense                 10.7           10.3             41.0       29.3
Special charges                      21.7            --              21.7       27.9
  Operating income                   28.1           44.8            223.0      181.5
Interest expense, net               (20.6)         (19.0)           (84.0)     (63.9)
Other income (expense), net           0.3            3.9              2.1      (46.0)
  Income before income taxes and
    minority interest                 7.8           29.7            141.1       71.6
Income taxes                          6.0           15.2             69.6       22.1
Minority interest                      --             --               --        6.6
  Income from continuing operations   1.8           14.5             71.5       42.9
  Discontinued operations, after
    taxes                              --          (24.5)             8.9      (51.7)

Net income (loss)                    $1.8         $(10.0)           $80.4      $(8.8)

EBITDA (exclusive of special
  charges)                          $95.9          $86.6           $413.2     $346.3

Basic Earnings per Share:
  On Net Income (Loss)              $0.01         $(0.07)           $0.58     $(0.07)

  Excluding discontinued
    operations                       0.01           0.10             0.51       0.35

  Excluding discontinued
    operations and special
    charges                          0.10           0.10             0.61       0.59

  Weighted Average Shares
    Outstanding (Note 2)            145.4          140.5            139.0      123.3

Diluted Earnings per Share
  On Net Income (loss)              $0.01         $(0.07)           $0.58     $(0.07)

  Excluding discontinued
    operations                       0.01           0.10             0.51       0.35

  Excluding discontinued
    operations and special
    charges                          0.10           0.10             0.61       0.59

Weighted Average Shares
  Outstanding (Note 2)              146.0          141.0            139.5      124.2

                              See Accompanying Notes

                                PEPSIAMERICAS, INC.
                              CONDENSED BALANCE SHEET
                            (UNAUDITED AND IN MILLIONS)

As of Fiscal Year End (Note 1)                2000              1999
                                            --------          --------
Cash                                           $51.2            $114.5
Receivables                                    203.0             265.1
Inventory                                      164.0             112.1
Other current assets                            58.8              46.3
   Total current assets                        477.0             538.0
Net property                                 1,004.7             831.7
Intangible assets                            1,740.7           1,416.3
Other assets                                   113.2              78.3

   Total assets                             $3,335.6          $2,864.3


Short-term debt                               $513.3            $373.3
Accounts payable                               198.3             192.2
Other current liabilities                      175.4             173.6
   Total current liabilities                   887.0             739.1
Long-term debt                                 860.1             809.0
Deferred income taxes                           47.0              71.1
Other liabilities                               92.0             102.9

Shareholders' equity                         1,449.5           1,142.2

   Total liabilities and shareholders'
     equity                                 $3,335.6          $2,864.3


Notes to Condensed Consoldiated Financial Statements:

1. The Company's fiscal year consists of 52 or 53 weeks ending on the Saturday closest to December 31. The Company's 2000 and 1999 fiscal years ended December 30, 2000 and January 1, 2000, respectively, and each of fourth quarter and year-to-date results are based on thirteen weeks and fifty-two weeks, respectively.

2. In connection with the merger, the Company issued 17.4 million shares of common stock, paid $30.6 million to shareholders electing cash, assumed $316.9 million in debt and recorded an increase in intangible assets of $348.1 million. In addition, the Company issued 1.7 million shares of common stock at $14.6125 per share under the terms of the share subscription. Including costs associated with the merger and debt assumed in the merger, the total purchase price was $603.4 million.

3. The capsule pro forma financial information presented below assumes transactions entered into with the former PepsiAmericas and PepsiCo occurred at the beginning of 1999. The operating results for Toma and Jamaica, acquired in December 1999, are included for the full year in 1999 and operating results for the Baltics, sold in the first quarter of 2000, are removed from 1999.

    Interest expense has been adjusted to assume the interest rates in effect in both years for the Company would have been in effect for debt assumed from the former PepsiAmericas business units.

                                    Fourth Quarter         Fiscal Year
                                   -----------------    -------------------
                                    2000      1999        2000       1999
                                   ------    ------     --------   --------
Net Sales                          $743.0    $736.7     $3,104.9   $3,019.7
Operating Income                     53.9      49.3        274.5      236.3
Income from Continuing Operations    14.6      13.6         84.3       68.5
EBITDA                              104.4      97.4        467.2      426.1

Earnings Per Share                 $ 0.09    $ 0.09     $   0.54   $   0.43

Outstanding Average Shares          158.1     159.6        156.6      158.1
